EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Signs Cooperative R&D Agreement with the U.S. Department of Energy’s

Gateway for Accelerated Innovation in Nuclear (GAIN) Program

RESTON, Va. – April 27, 2020 – Lightbridge Corporation (“Lightbridge,” or the “Company”) (NASDAQ: LTBR), an advanced nuclear fuel technology company, is pleased to announce that it has entered into a Cooperative Research and Development Agreement (CRADA) with the Battelle Energy Alliance, LLC, the operating contractor of the Idaho National Laboratory (INL), in collaboration with the U.S. Department of Energy (DOE). The principal goal of this agreement is to design an experiment for irradiation of Lightbridge metallic fuel material samples in the Advanced Test Reactor (ATR) at INL. The experiment will allow Lightbridge to measure the thermo-physical properties of Lightbridge Fuel™ material samples. The total project value of the CRADA is approximately $845,000, with three-quarters of this amount funded by DOE for the scope performed by INL.

Seth Grae, President & CEO of Lightbridge Corporation, commented, “We are delighted to achieve this milestone, entering into our first CRADA under the GAIN initiative. DOE is a forward-thinking agency that has committed to supporting nuclear energy innovations from American companies. Through the GAIN program, Lightbridge will have the opportunity to collaborate with and access the world-class nuclear research capabilities at INL. We believe the work we accomplish with INL under this CRADA will further validate our Lightbridge Fuel™ technology, positioning the Company to advance in our development and commercialization efforts,” concluded Mr. Grae.

Lightbridge and INL will establish the test plan for measuring key thermo-physical properties of Lightbridge Fuel™ material both before and after irradiation in the ATR. INL will then perform the detailed design and establish the safety case for the experiment in the ATR.  This will include the control of parameters such as thermal hydraulic capacity, maximum sample temperature, neutron fluence, and the physical location of the test capsules within the ATR.  The output of this project will be the complete design and safety case needed for insertion of the experiment into the ATR.  The timeline for the CRADA is 12 months from project initiation.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company based in Reston, Virginia, United States. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for current and future reactors, which significantly enhances the economics, safety, and proliferation resistance of nuclear power. Lightbridge invented, patented, and has independently validated its technology, with goals of preventing climate change and enhancing national security. The Company has assembled a world-class development team. Four large electric utilities that generate about half of America’s nuclear power advise Lightbridge on fuel development and deployment. The Company plans to operate under a licensing and royalty model, and based on the increased power generated by Lightbridge-designed fuel expects to offer high ROI for operators of existing and new reactors. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

1

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; the outcome of the arbitration with the Company’s former joint venture partner and dissolution of the Enfission joint venture; as well as other factors described in Lightbridge's filings with the U.S. Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Porter, LeVay & Rose, Inc.

Matthew Abenante

Tel: 212-564-4700
ir@ltbridge.com

2